As filed with the Securities and Exchange Commission on May 5, 2017 Registration No. 333-173787 Registration No. 333-172691

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-173787

POST-EFFECTIVE AMENDMENT NO. 2 TO
Post-Effective Amendment No. 1 on Form S-8 Registration Statement No. 333-172691

UNDER
THE SECURITIES ACT OF 1933

Universal American Corp.
(Exact name of registrant as specified in its charter)

Delaware	27-4683816
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8735 Henderson Road, Renaissance One
Tampa, Florida 33634
 (813) 290-6200
(Address of Principal Executive Offices)

Universal American Corp. 2011 Omnibus Equity Award Plan
Universal American Financial Corp. 1998 Incentive Compensation Plan (as amended)
 (Full Titles of the Plans)

Anat Hakim
8735 Henderson Road, Renaissance One
Tampa, Florida 33634
(813) 290-6200
 (Name and Address of Agent for Service)

(813) 290-6200
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment, filed by Universal American Corp., a Delaware corporation (the “Company”), relates to the following Registration Statements (collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by the Company:

—
Form S-8 Registration Statement No. 333-173787, filed with the SEC on April 28, 2011, pertaining to the registration of 8,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) issuable pursuant to the Universal American Corp. 2011 Omnibus Equity Award Plan; and

—
Post-Effective Amendment No. 1 on Form S-8 Registration Statement No. 333-172691, filed with the SEC on April 28, 2011, pertaining to the registration of 3,100,000 shares of Common Stock issuable pursuant to the Universal American Financial Corp. 1998 Incentive Compensation Plan (as amended).

The Company is filing this Post-Effective Amendment to each of these Registration Statements to withdraw and remove from registration the registered but unissued securities issuable by the Company pursuant to the above-referenced Registration Statements.

On April 28, 2017, pursuant to the Agreement and Plan of Merger, dated as of November 17, 2016, by and among WellCare Health Plans, Inc., a Delaware corporation (“Parent”), Wind Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent.

As a result of the Merger, the offerings of the Company’s securities pursuant to each of the above-referenced Registration Statements have been terminated. In accordance with the undertakings made by the Company in the each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under each of the Registration Statements that remain unissued at the termination of the offerings, the Company hereby removes from registration the securities registered but unissued under each of the Registration Statements. Each of the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on May 5, 2017.

Universal American Corp.

By:	/s/ Anat Hakim
Name: Anat Hakim
Title: Senior Vice President and Secretary

*       Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.